U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2006

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 27, 2006, Shenyang Jitian Property Co. Ltd., a subsidiary of Great China International Holdings, Inc., was confirmed as the highest bidder in a public auction of approximately 420,317 m2 of land designated for residential and commercial development in Chessboard Mountain International Tourism Development District, Shenyang City. The total purchase price for the property is approximately USD $56.7 million. Shenyang Jitian Property Co. intends to use primarily bank financing for the transaction and is in the process of negotiating extended payment terms with the Land Reserve Exchange Center, which is the agency that offered the property for auction. If Great China fails to negotiate extended payment terms and make the required payments when due, it forfeits any deposits on the property, forfeits any interest in the property, is required to pay the cost of another auction for the property, and may be subject to claims for other damages and costs.

Item 3.02  Unregistered Sales of Equity Securities

On February 27, 2006, Great China accepted subscriptions for the purchase of 400,000 shares of its common stock at a price of $4.00 per share, or a total of $1,600,000, to nine non-U.S. persons in reliance on Regulation S adopted under the Securities Act of 1933. Great China paid to a broker located in Hong Kong a fee equal to 15% of the funds raised for its assistance with the placement. Great China is continuing to offer up to an additional 1,100,000 shares at the same price to prospective private investors outside the United States. Great China has agreed to file within 90 days following the closing of the offering a registration statement under the Securities Act of 1933 to permit the purchasers to resell their shares.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: March 2, 2006	By:	/s/ Jiang Fang
Jiang Fang, Chief Executive Officer